EXHIBIT 23.1



                                        CONSENT OF INDEPENDENT ACCOUNTANTS

         We have issued our report dated March 12, 1998, accompanying the consolidated financial statements included in the Annual Report of CHS Electronics, Inc. on Form 10-K for the year ended December 31, 1997. We hereby consent to the incorporation by reference of said report in the Registration Statements of CHS Electronics, Inc. on Forms S-8 (1997 Chief Executive Officer Stock Option Plan -- File No. 333-40537, effective November 19, 1997; Directors and Officers 1997 Stock Option Plan -- File No. 333-40545, effective November 19, 1997; 1994 Stock Incentive Plan, as amended -- File No. 333-40547, effective November 19, 1997; 1998 Employee Stock Purchase Plan to be filed on or about August 20, 1998).

                                                     GRANT THORNTON, LLP

Miami, Florida
August 20, 1998